Exhibit 99.1
NUCRYST PHARMACEUTICALS CORP.
Notice of Special Meeting of Shareholders
to be held February 12, 2009
Dear Shareholder:
NOTICE IS HEREBY GIVEN that a Special Meeting of shareholders (the “Special Meeting”) of NUCRYST Pharmaceuticals Corp. (the “Corporation”) will be held at the offices of the Corporation at 101 College Road East, Princeton, New Jersey, on Thursday, February 12, 2009 at 9:00 a.m. Eastern Standard Time, pursuant to a requisition dated December 1, 2008 made by The Westaim Corporation (“Westaim”), which holds approximately 75% of the issued and outstanding common shares of the Corporation (the “Common Shares”), for the following purposes:
a)     consider and, if thought advisable, pass a special resolution pursuant to section 38(1)(b) of the Business Corporations Act (Alberta) (the “ABCA”) to reduce the stated capital of the Common Shares by an amount equal to the product of the number of Common Shares outstanding as at the close of business on February 17, 2009 and U.S.$0.80, for the purpose of distributing U.S.$0.80 cash per Common Share to shareholders of record of the Corporation as at the close of business on February 17, 2009, such payment to be made on or before March 6, 2009 (the “Special Resolution”); and
b)     transact such other business as may properly come before the Special Meeting or any adjournment(s) thereof.
Any adjournment(s) of the Special Meeting will be held at a time and place to be specified at the Special Meeting.
The Corporation’s board of directors has fixed the close of business on January 16, 2009 as the record date for determining shareholders entitled to receive notice of and to vote at the Special Meeting. Only registered shareholders of the Corporation at the close of business on January 16, 2009 will be entitled to notice of and to vote, in person or by proxy, at the Special Meeting or any adjournment thereof.
Details of all matters proposed to be put before the Special Meeting are set forth in the accompanying Information Circular.
If you are unable to attend the Special Meeting in person, PLEASE COMPLETE AND RETURN THE ENCLOSED FORM OF PROXY in the envelope provided for that purpose. To be effective, your proxy must be returned to Computershare Trust Company of Canada at the address shown on the enclosed envelope so that it arrives no later than Tuesday, February 10, 2009 at 4:30 p.m. Eastern Standard Time or, if the Special Meeting is adjourned or postponed, no later than 4:30 p.m. Eastern Standard Time on the second last business day prior to the date on which the Special Meeting is adjourned. Proxies received by Computershare after this time will not be accepted; however, the Chairman of the Special Meeting may determine, in his sole discretion, to accept a proxy that is delivered in person to the Chairman at the Special Meeting as to any matter in respect of which a vote has not already been cast.
Dated at Fort Saskatchewan, Alberta, this 15th day of January, 2009.
By Order of the Board of Directors,
/s/ Carol L. Amelio
Carol L. Amelio
Vice President, General Counsel and Corporate Secretary